Exhibit 10.1
Execution Copy
DISTRIBUTION SERVICES AGREEMENT
     This Distribution Services Agreement (“Agreement”) is entered into as of September 30, 2005 by and between Connetics Corporation, a Delaware corporation with its principal place of business located at 3160 Porter Drive, Palo Alto, California 94304 (“Connetics”), and AmerisourceBergen Drug Corporation, with its principal place of business located at 1300 Morris Drive, Chesterbrook, Pennsylvania 19087 (“AmerisourceBergen”). Connetics and AmerisourceBergen are sometimes referred to individually in this Agreement as a “Party,” and collectively as the “Parties.”
BACKGROUND
A.	AmerisourceBergen provides distribution services for pharmaceutical companies, including but not limited to logistics and inventory management services, administrative services, and financial services; and Connetics wishes to purchase such services from AmerisourceBergen; and
B.	AmerisourceBergen is willing to provide to Connetics and Connetics desires to obtain from AmerisourceBergen certain additional services as needed and agreed upon by both Parties; and
C.	Connetics and AmerisourceBergen desire to enhance the visibility of inventory management of Products and assure adequate availability of supply of Products (as defined in this Agreement).
     NOW THEREFORE, in consideration of the foregoing, the mutual representations contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
Definitions
     As used in this Agreement, the capitalized terms listed below shall have the meanings set forth. Terms not otherwise defined shall be deemed to have the meaning most commonly ascribed to them in the pharmaceutical distribution industry.
Aggregate Inventory. “Aggregate Inventory” means, at any given time, the total amount of Products in units that (i) AmerisourceBergen has on hand at all of its storage and/or distribution facilities and (ii) AmerisourceBergen has on order from Connetics.
Average Weekly Movement. “Average Weekly Movement” means (as further clarified in Section 2.3.1), at any given time, the total quantity of Products in units (sorted by NDC number)

* Portions of this exhibit have been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

that AmerisourceBergen has sold to Providers over the immediately preceding eight (8) weeks, divided by eight (8).
Commitment Period. “Commitment Period” means July 1, 2005 through and including December 31, 2006, unless this Agreement is terminated earlier under the provisions of Article 4.
Confidential Information. “Confidential Information” shall have the meaning set forth in Section 6.2.
Effective Date. “Effective Date” means the date of full execution of this Agreement.
Inventory Reports. “Inventory Reports” shall have the meaning set forth in Section 2.5.1.
Products. “Products” means all ethical pharmaceutical products that bear Connetics’ label and packaging, whether currently or at any time in the future, which Connetics sells to wholesale customers in the United States. A list of Connetics’ products is attached as Exhibit A to this Agreement for convenient reference, but no failure to update Exhibit A in the future shall be interpreted to mean that the Products are limited to those in the attached exhibit.
Providers. “Providers” means the purchaser(s) of Products from AmerisourceBergen in the United States.
Sales Reports. “Sales Reports” shall have the meaning set forth in Section 2.5.1.
Services. “Services” shall have the meaning set forth in Article 2.
Service Level. “Service Level” shall have the meaning set forth in Section 2.10.
Service Fee. “Service Fee” means the fee payment to which AmerisourceBergen is entitled pursuant to Section 3.1.
WAC. “WAC” means wholesale acquisition cost for Products as reported by Connetics from time to time. It is understood that “WAC” is Connetics’ price to wholesalers without regard to any prompt payment or other discounts, rebates, or chargebacks.
ARTICLE 2
The Services
     The Parties agree that AmerisourceBergen performs certain distribution and inventory management services (collectively, the “Services”) from which Connetics may benefit. Connetics hereby appoints AmerisourceBergen (and all of its distribution centers) as an authorized distributor of record for the Products. The services include, but may not be limited to, the following:

2.1	Administrative Services
•	Sophisticated ordering technology

•	Consolidated accounts receivable management

•	Customer Service support

•	Licensed, environmentally controlled, PDMA compliant, secure facilities

•	Contract and chargeback administration
2.2	Base Distribution Services.
•	Daily consolidated deliveries to providers

•	Adequate working inventories to meet customer needs and Service Levels

•	Emergency shipments as may be agreed upon by AmerisourceBergen and its customers

•	Returns processing
2.3	Inventory Management Services.
          2.3.1 Inventory Levels. AmerisourceBergen will use reasonable efforts to maintain an inventory level of [*] based on Average Weekly Movement for the third calendar quarter of 2005, and thereafter to maintain a consistent inventory level of [*] based on Average Weekly Movement for the balance of the Commitment Period. [*] The Parties recognize that factors such as increased customer demand, new product launches, additions of new customers, losses of customers, seasonality, distribution center consolidations, openings of new distribution centers, etc., may influence the total number of weeks of inventory and the Parties therefore agree to work together in good faith to determine target inventory levels.
          2.3.2 Purchase Limits. Connetics agrees to ship all AmerisourceBergen purchase orders in full provided they are consistent with product demand. Connetics has the right to question any orders that exceed AmerisourceBergen’s Average Weekly Movement by [*] and has the right to cancel any quantities for which AmerisourceBergen is not able to provide reasonable justifications and/or explanations.
     2.4 Product Availability. AmerisourceBergen and Connetics will jointly use their reasonable efforts to minimize Product shortages and maximize Product availability by agreeing to the following:
*	Portions of this exhibit have been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     (a) When placing orders, AmerisourceBergen will use reasonable efforts to optimize the use of existing inventories across the entire AmerisourceBergen network, including inventories held in AmerisourceBergen’s distribution center as a broker fulfilling orders by chain warehouses, but in no event shall AmerisourceBergen be required to transfer Products between distribution centers if it will incur substantial and unreasonable costs to effectuate such transfer.
     (b) At any time that Product is on back order or there is otherwise limited Product availability, and upon Connetics’ reasonable request, AmerisourceBergen will implement more frequent order and receiving cycles to help reduce inventory requirements.
     (c) AmerisourceBergen will not speculate by buying Product beyond target inventory levels in order to take advantage of proposed or actual price increases. Speculative Buying does not include buying that is a result of increased customer demand, the addition of new customers, etc.
     (d) Connetics agrees to work with AmerisourceBergen to ensure that any allocation program instituted by Connetics does not cause an out-of-stock situation for AmerisourceBergen. If AmerisourceBergen validates to Connetics a potential out-of-stock condition, Connetics will use commercially reasonable efforts to adjust AmerisourceBergen’s allocation to meet demand.
     2.5 Data / Reporting Services.
          2.5.1 AmerisourceBergen shall prepare inventory reports detailing the status of its Aggregate Inventory (“Inventory Reports”) and movement of Products (“Sales Reports”) by NDC number for the duration of this Agreement. AmerisourceBergen shall provide Connetics with Inventory Reports weekly and Sales Reports monthly. All such Inventory and Sales Reports shall be transmitted in EDI 852 and EDI 867 formats, respectively, and shall include the data elements that the Parties mutually agree upon, including, at a minimum, Provider purchasing activity and other data elements as set forth for each report on Exhibit B. In addition, at Connetics’ reasonable request, AmerisourceBergen shall also furnish to Connetics a “morgue” report, indicating Product inventory that is eligible for return to Connetics and has been removed from on-hand inventory reports.
          2.5.2 If AmerisourceBergen, due to contractual requirements, is required to block data in the EDI 867 that would identify a Provider, AmerisourceBergen will, at a minimum, provide Connetics with zip code level reports, except where AmerisourceBergen has a contractual obligation not to provide any data including blinded data.
          2.5.3 Within 30 days after entering into this Agreement, the Parties shall examine and test the capability of their respective EDI systems and complete implementation of a mutually agreeable system whereby transfers of information can be made effectively on a consistent basis. In the event that critical internal support systems and electronic communication links, including EDI, are not available for five business days, the Parties will cooperate to promptly implement substitute procedures to document the information customarily sent by EDI and prevent interruptions to each other’s business.
     2.6 Provider Order Monitoring. If Connetics suspects that a Provider or an AmerisourceBergen customer is speculative buying and notifies AmerisourceBergen, AmerisourceBergen agrees to cooperate with Connetics in any investigation of such speculative buying. If it is determined that a Provider is speculating, AmerisourceBergen will implement additional steps to limit Provider purchases to reasonable levels. AmerisourceBergen agrees not to sell Product to or order Product from known secondary sources or other wholesalers, except for sales to hospital supply companies and other wholesalers/distributors who are duly listed on the EDI 867 reports.
     2.7 Purchase Requirement. AmerisourceBergen agrees to purchase 100% of its requirements of Connetics Products directly from Connetics.
     2.8 Processing of Credits, Etc. Except for recalls, AmerisourceBergen shall perform all the work associated with credits, reconciliations, and returns at no additional cost to Connetics.
     2.9 Connetics’ Wholesale Distribution Policy. A copy of Connetics’ current Wholesale Distribution Policy is attached to this Agreement as Exhibit C. The Parties acknowledge that, due to the nature of its business, AmerisourceBergen does not meet certain elements of that policy. In particular, the Parties agree to the following clarifications to the policy as it relates to AmerisourceBergen:
     [*]
*	Portions of this exhibit have been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     [*]
     2.10 Service Level. During the term of this Agreement, AmerisourceBergen agrees to service Provider orders for Products at a [*] or greater service level (the “Service Level”) each calendar quarter.
ARTICLE 3
Consideration and Payment; Risk of Loss
     3.1 Service Fee.
          1 (a) In recognition of AmerisourceBergen’s performance of the Services, Connetics will pay AmerisourceBergen a fee equal to a percentage of AmerisourceBergen’s gross purchases of Connetics Products at [*] during each calendar quarter (the “Service Fee”), as follows: for the quarter ending September 30, 2005, a fee equal to [*] during that quarter; and for each subsequent quarter during the Commitment Period, a fee equal to [*] during each quarter. If on September 30, 2005, AmerisourceBergen is not holding at least [*] weeks of inventory, the Service Fee for the quarter ended on that date shall be [*] . In addition to the Service Fee, subject to the provisions of this Section, AmerisourceBergen shall be entitled to retain the full benefit of any other programs or price concessions that Connetics offers, including but not limited to price increases, non-launch discounts, prompt payment discounts, and any other deals and/or incentives that Connetics offers on Products.
          (b) AmerisourceBergen will invoice Connetics within 25 days after the close of each calendar quarter during the Commitment Period. Connetics shall pay each invoice no later than 30 days from the date of the invoice.
*	Portions of this exhibit have been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     (c)
     (i) It is the intention of the Parties that, over the Commitment Period, AmerisourceBergen shall receive a benefit from this Agreement of at least [*] during the Commitment Period, and that that benefit be derived from a combination of the Service Fee and the other commercial activities described in subsection 3.1(a). Accordingly, in addition to the quarterly invoices, AmerisourceBergen shall reconcile its records as of [*] to determine the total benefit it has received during the Commitment Period. [*]
     [*]
     (d) Examples of how and when fees are or might be payable to AmerisourceBergen pursuant to this Section 3.1 are set forth on Exhibit D. Exhibit D is attached hereto for reference purposes only. In the event of any conflict between the interpretation of Exhibit D and the interpretation of the Agreement (as it may be amended from time to time), the terms of the Agreement shall govern.
     3.2 Return Credit. During the Commitment Period, Connetics will credit AmerisourceBergen for returns for which AmerisourceBergen submits a return goods authorization request, at a rate equal to [*] AmerisourceBergen will make all returns in accordance with the terms of Connetics’ then-current Return Goods Policy, including specifically that AmerisourceBergen shall have the right to return any Product dated up to six months prior to expiration.
*	Portions of this exhibit have been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     3.3 Terms of Payment. Unless otherwise agreed, AmerisourceBergen will pay all Connetics’ invoices for undisputed orders in accordance with the due dates specified; provided, however, that the [*] discount set forth in Section 2.9 will only be applied to payments received by Connetics on or before the 30th day from the date of the applicable invoice, and not to payments that are received by Connetics on or after the 31st day from the date of the applicable invoice. Connetics agrees to provide AmerisourceBergen with a monthly accounts receivable electronic statement of all open transactions.
     3.4 Shipment; Title and Risk of Loss. Connetics shall cause all orders to be shipped to AmerisourceBergen FOB destination, freight paid by Connetics. Connetics shall insure each shipment. Title to and risk of loss of Products sold pursuant to this Agreement shall pass to AmerisourceBergen upon delivery at the designated destination.
ARTICLE 4
Term and Termination; Remedies
     This Agreement shall remain in full force from the Effective Date through December 31, 2006. Either Connetics and/or AmerisourceBergen may terminate this Agreement upon the earlier of (a) the mutual written agreement of Connetics and AmerisourceBergen; (b) a breach by the other Party of any of the terms of this Agreement that is not cured within 30 days after written notification of breach by the non-breaching Party; (c) 30 days’ prior written notice of termination without cause by Connetics or AmerisourceBergen to the other Party; or (d) the institution (whether voluntarily or involuntarily) of bankruptcy, insolvency, liquidation or similar proceedings by or against Connetics or AmerisourceBergen, or the assignment of Connetics’ or AmerisourceBergen’s assets for the benefit of creditors.
ARTICLE 5
Warranty and Indemnity
     5.1 Warranty. Connetics guarantees to AmerisourceBergen that each shipment or other delivery of any Product pursuant to this Agreement to or on the order of AmerisourceBergen or any of its subsidiaries or affiliates (a) will not be, at the time of such shipment or delivery, adulterated, misbranded, or otherwise prohibited within the meaning of the Federal Food, Drug and Cosmetic Act, 21 U.S.C.A. 301 et seq., as amended, and in effect at the time of shipment or delivery (the Act) or within the meaning of any applicable state or municipal law in which the definition of adulteration or misbranding are substantially the same as those contained in the Act; and (b) is not, at the time of such shipment or delivery, merchandise which may not be introduced or delivered for introduction into interstate commerce under the provisions of sections 301, 404 or 505 of the Act (21 U.S.C.A. 331, 344 and 355); and (c) such merchandise is merchandise which may be legally transported or sold under the provisions of any other applicable federal, state or municipal law.
     5.2 Product Indemnification. Connetics agrees to defend, indemnify and hold AmerisourceBergen and each of its subsidiaries and affiliates harmless against any and all
*	Portions of this exhibit have been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

claims, losses, damages, and liabilities whatsoever (including expenses and fees), arising as a result of: (a) any actual or asserted violation(s) of the Act or any other federal, state or local law or regulation by virtue of which Products sold pursuant to this Agreement are alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in full compliance with or in contravention of any federal, state or local law or regulation; (b) the possession, distribution, sale and/or use of, or by reason of the seizure of, any of Connetics’ products, including any prosecution or action by any governmental body or agency or by any private party, including claims of bodily injury, death or property damage; and (c) any actual or asserted claim that the Products infringe any proprietary or intellectual property rights of any person, including without limitation the infringement of any trademarks or service names, trade names, trade secrets, inventions, patents or the violation of any copyright laws or any other applicable federal, state or local laws; provided, however, that Connetics’ obligations pursuant to this Section 5.2 expressly exclude any such liability, loss or damage to the extent resulting from the gross negligence or willful malfeasance of AmerisourceBergen.
     5.3 Insurance. Connetics agrees to maintain primary and noncontributing Products Liability Insurance of not less than U.S. $5,000,000.00 per occurrence, Combined Single Limit (Bodily Injury and Property Damage) including AmerisourceBergen and its subsidiaries and affiliates as Additional Insured.
     5.4 General Indemnity. Each Party shall indemnify, defend and hold harmless the other Party, its agents, servants, employees, officers, directors, attorneys, subsidiaries, affiliates, parent and assigns from and against all claims (including, but not limited to, product liability claims and claims relating to “class of trade” pricing), losses, damages, liabilities and expenses (including, but not limited to, attorneys’ fees and court costs) arising as a result of negligence, illegality or wrongdoing of any kind alleged or actual on the part of the indemnifying Party. This is in addition to any remedies specifically set forth elsewhere in this Agreement.
ARTICLE 6
Miscellaneous
     6.1 Nature of Relationship. The relationship between Connetics and AmerisourceBergen is that of service buyer-seller, and no agency, franchise, partnership, joint venture or other relationship shall be construed to exist between the Parties. Nothing contained in this Agreement shall be construed as giving AmerisourceBergen any exclusive rights as a wholesaler of Products, whether in any territory or with respect to any class of customers for Products. Connetics reserves the right to appoint additional distribution service suppliers and to sell directly to customers, including without limitation, the U.S. Government (including any agencies, departments or services thereof), qualifying tax-supported and non-profit institutions, mail service and other retail providers, and such other accounts as Connetics deems appropriate.

     6.2 Confidentiality.
          6.2.1 Protection of Confidential Information. During the term of this Agreement, each Party, its respective agents, employees and representatives (collectively, the “receiving Party”) may receive or have access to confidential materials and information of the other Party (the “disclosing Party”). The Parties shall only use the Confidential Information of the other Party for the purpose of fulfilling its obligations under this Agreement. All such materials and information (including, but not limited to the terms of this Agreement, Product information, operations, methods, strategies, formulas, price lists, data discount programs, incentives, rebates, records of unit movement for Products, shipping and warehousing, and confidential proprietary information from third parties), are collectively referred to as “Confidential Information” and constitute the property of the disclosing Party. During the term of this Agreement and for a period of seven years after the expiration or termination of this Agreement (except as required to comply with any applicable reporting obligations under a federal or state health care program) the receiving Party shall not use or disclose to third persons any such Confidential Information without the disclosing Party’s prior written consent, excepting (a) disclosures made on a confidential basis to and use by the directors, officers, employees, and agents of the receiving Party who have a reasonable need to know such information in connection with the receiving Party’s performance of this Agreement, and (b) disclosures that are required by law, as reasonably determined by the receiving Party or its legal counsel, or are made on a confidential basis to the receiving Party’s attorneys, accountants, and other professional advisors in connection with matters relating to this Agreement.
          6.2.2 Return of Confidential Information. Upon termination of this Agreement (for any reason) each Party upon written request of the disclosing Party will promptly: (a) return to the other Party all documentation and other materials (including copies of original documentation or other materials) containing any Confidential Information of the other Party; or (b) certify to the other Party, pursuant to a certificate in form and substance reasonably satisfactory to the other Party, as to the destruction of all such documentation and other materials, except to the extent otherwise required by law.
     6.3. Assignment and Delegation. Neither Party may assign this Agreement without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement without such consent to an Affiliate. For purposes of this Section 6.3, an Affiliate shall be defined to include any company controlling, controlled by, or under common control with AmerisourceBergen or Connetics as the case may be through stock ownership, direct or indirect. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties.
     6.4 Governing Law. This Agreement shall be interpreted in accordance with, and governed by, the laws of the State of Delaware without regard to any conflicts of laws’ rules.
     6.5 Severability; Waiver. If a court of competent jurisdiction holds any provision of this Agreement to be invalid, illegal, or unenforceable, then: (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the Parties, it will be stricken; (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; and (c) the remaining provisions of this Agreement will remain in full force and effect. No term or condition of this Agreement is considered waived unless reduced to writing and duly executed by an officer of the waiving Party, and any waiver by any Party of a breach of any term or condition of this Agreement is not considered as a waiver of any subsequent breach of the same or any other term or condition.
     6.6 Statute of Frauds. All EDI transmissions made pursuant to this Agreement shall be deemed to be the same as written communication for all purposes, and for all applications of law and statutes, including but not limited to, the Statue of Frauds under the California Uniform Commercial Code.
     6.7 Force Majeure. Neither Party shall be liable for delay in delivery or nonperformance in whole or in part nor shall the other Party have the right to terminate this Agreement where delivery or performance has been affected by a condition of force majeure. For purposes of this Agreement, force majeure means a condition which results from causes beyond a Party’s reasonable control, including, but not limited to, acts of God, acts of the other Party, shortages, fires, labor disputes, strikes, floods, epidemics, quarantines, war, riot, delay in transportation, compliance with any applicable governmental regulation or order, whether or not it later proves to be invalid, or inability to obtain labor, materials or manufacturing facilities. If either Party is affected by a force majeure event, such Party shall, within 10 days of its occurrence, give notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the non-performing Party shall use its best efforts to remedy its inability to perform.
     6.8 Notices. All notices to either Party (each a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be hand delivered or sent by express courier service, costs prepaid, or by facsimile to the respective addresses specified below (or to such other address as may be specified by Notice to the other Party):
If to AmerisourceBergen, to:
AmerisourceBergen Drug Corporation
1300 Morris Drive
Chesterbrook, PA 19087
Attn: Senior Vice President, Supply Chain Management
With a copy to: General Counsel
Facsimile No.: 610 727 3600
If to Connetics, to:
Connetics Corporation
3160 Porter Drive
Palo Alto, California 94304
Attention: Chief Commercial Officer

With a copy to: General Counsel
Facsimile No.: 1-650-856-2817
     6.9 Entire Agreement. Except for the Continuing Guaranty and Indemnification Agreement attached hereto as Exhibit E (the “Continuing Guaranty”), this Agreement constitutes the entire agreement between the Parties and supersedes all prior contracts, agreements, and understandings between the Parties whether written or oral with regard to the subject matter of this Agreement. In particular, but without limiting the generality of the foregoing, if there are any conflicts between the terms of Sections 5.1, 5.2 and 5.3 of this Agreement and the Continuing Guaranty, the terms of the Continuing Guaranty shall govern, whether or not the Continuing Guaranty is executed before or after the date of this Agreement. This Agreement may not be amended except in writing signed by authorized representatives of the Parties. Notwithstanding Connetics is the sole signatory to the Continuing Guaranty, the Continuing Guaranty may not be amended or otherwise modified in any manner except pursuant to a separate agreement in writing signed by authorized representatives of the Parties.
     6.10. Limitation of Liability. In no event shall AmerisourceBergen be liable to Connetics for any special, consequential, incidental, or indirect damages, however caused, on any theory of liability and whether or not AmerisourceBergen has been advised of the possibility of such damages.
     6.11 Publicity. Neither Party shall have the right to issue a press release, statement or publication regarding the terms and conditions of or the existence of this Agreement. Notwithstanding the foregoing, AmerisourceBergen acknowledges and agrees that Connetics may publicly file a copy of this Agreement as an exhibit to its reports with the U.S. Securities and Exchange Commission if Connetics determines such filing to be necessary, provided that Connetics shall take all reasonable and lawful actions to obtain confidential treatment with respect to the provisions of this Agreement that Connetics or AmerisourceBergen reasonably deem to be competitively sensitive information.
     6.12 Legal Compliance. It is the intent of the Parties to comply during the term of this Agreement, with all federal, state, professional and other laws, statutes, regulations, rules, and policies applicable to the subject matter of the Agreement and the relationship of the Parties, including, without limitation, any reporting obligations under any state or federal law. In the event there is any change in law, or regulation, or their interpretation, that has the effect of prohibiting any right or obligation of a Party or materially affects such right or obligation, then such Party may upon notice to the other Party immediately terminate this Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Connetics Corporation	AmerisourceBergen Drug Corporation

By: /s/ Greg Vontz	By: /s/ Anthony Jackson

Name: Greg Vontz	Name: Anthony Jackson

Title: President	Title: VP Branded Rx

EDI Contact Person:	EDI Contact Person:

Janelle Beeson	Donna Dormer
jbeeson@connetics.com	ddormer@amerisourcebergen.com
650-843-2800	610-727-7178

Exhibit A
Products

Product	SKU	NDC Number
Luxíq	150 g	63032-021-01
Luxíq	100g	63032-021-00
Luxíq	50g	63032-021-50
OLUX	100g	63032-031-00
OLUX	50g	63032-031-50
Soriatane	25 mg	63032-091-25
Soriatane	10 mg	63032-090-25
Evoclin (clindamycin foam)	100g	63032-061-00
Evoclin (clindamycin foam)	50g	63032-061-50
Exhibit to Distribution Services Agreement

Exhibit B
See Article 2
Data Requirements for 867 and 852 Data
from each AmerisourceBergen Distribution Center
With respect to each AmerisourceBergen distribution center:
Data Elements for “852” Report
•	Current inventory quantity available—indicates the quantity available to be sold or shipped

•	Quantity on order, not yet received—total quantity expected to be received from Supplier for current reporting period, but not yet received

•	Quantity sold

•	Quantity out of stock

•	Additional demand quantity—sums the last three months of order quantity from order detail file, subtracts the sum of the last three months of credit quantity from credit detail file, and divides by number of days over past three months

•	Planned inventory quantity for replenishment purposes
Data Elements for “867” Report:
Each sale to an end customer or transfer between distribution centers must be reported. If AmerisourceBergen, due to contractual requirements, is required to block data that would identify a Provider, AmerisourceBergen will, at a minimum, provide Connetics with zip code level reports, except where AmerisourceBergen has a contractual obligation not to provide any data including blinded data.
•	Distribution Center Name

•	Distribution Center DEA number

•	Sold to Customer Name

•	Sold to Customer Account Number

•	Sold to Customer Address

•	Sold to Customer City

•	Sold to Customer State

•	Sold to Customer Zip Code

•	Type of Sale (Return or Sale)

•	Date of Sale

•	Quantity

•	Product Name

•	Product Item Number

•	Invoice Amount
Exhibit to Distribution Services Agreement

Exhibit C
See Article 2
Connetics Corporation Wholesale Distribution Policy
Connetics (CNCT) criteria for Wholesale Account status is as follows:
1.	The Wholesale Account must provide proof it is a full service drug distributor and maintain inventories consisting primarily of pharmaceutical items from a variety of suppliers. *
2.	The Wholesale Account’s customers must consist of firms and institutions that are pharmacies or physicians not under direct or indirect common ownership with both the distributor and each other.
3.	The account’s financial stability must have the approval of CNCT Credit and Collection Department.
4.	The Wholesale Account must comply with the standards required for the promotion of CNCT’s products and must be willing to participate in promotional or special programs within product labeling.
5.	The Wholesale Account must submit two references that are not affiliated with each other, a bank reference, DEA number, and state wholesale drug license number. This information should be submitted to CNCT Credit and Collection Department.
6.	If the account is delinquent, in partial or full payment of a purchase order beyond sixty (60) days from the due date, CNCT reserves the right to terminate trade with the account.
7.	The Wholesale Account must agree to abide by CNCT Return Goods Policy and agree to assist CNCT in the event of a product recall.
8.	All CNCT, products purchased and sold by a Wholesale Account must be received from CNCT, Nashville, TN.
9.	The Wholesale Account will maintain on a continuous basis, designated staff and resources for prompt management of technical complaints related to CNCT products, in compliance with CNCT SOP for handling technical complaint reports. The Wholesale Account will be responsible for compliance with current FDA, local and national regulations, related to handling and shipping of potentially biohazardous materials from patients to the Wholesale Account, and from the Wholesale Account to CNCT. CNCT reserves the right to audit a Wholesale Account’s records relating to the purchase and sale of CNCT products under this policy.
10.	Any material violation by the Wholesale Account of or the inability by the Wholesale Account to substantially meet, any of these criteria may result in termination of status as a Wholesale Account, in CNCT’s sole discretion.
11.	CNCT reserves the right to reassess the Wholesale Account’s status and designation as an authorized CNCT distributor in the event of any change or transfer in ownership or control of the Wholesale Account.
12.	All current and future CNCT products will not be automatically included under this policy. Each product will require written notification to the Wholesale Account from CNCT for inclusion in the program.
13.	New Wholesale Account applications once competed and accompanied by required documentation may require thirty (30) business days for processing and review before a final decision of approval/denial is made.
14.	CNCT shall use its bet efforts to fill orders, but shall not be liable for non-performance or delays caused by a shortage of raw materials; manufacturing problems; acts of God; or other causes beyond its reasonable control. Wholesale Account agrees that in such events CNCT may allocate products covered by this policy, in its sole discretion, without liability.
15.	CNCT reserves the right to cancel or change any or all of these criteria at any time. CNCT also reserves the right to sell direct to retail pharmacies who meet our criteria for direct purchases.
16.	Orders must be for a minimum of $5,000.00, and be for products available for immediate shipment at the time the order is received by CNCT. Any products on backorder do no qualify as part of the order minimum total.
17.	Orders must be in multiples of unit case sizes.
18.	The Wholesale Account agrees to cooperate with CNCT in approving drop shipments to accounts designated.
19.	Terms and conditions: 2% 30 days, Net 31.
*	Prospective accounts who are not active members of HDMA must demonstrate to CNCT’s satisfaction that they meet HDMA active Membership criteria and are also subject to CNCT’s current need for additional distribution centers in a particular are of market
Exhibit to Distribution Services Agreement

Exhibit D
Service Fee Reference Guide
(Reference Purpose Only — See Article 3 for Fee and Payment Details)
This Exhibit D is intended to serve as a reference guide only and shall not otherwise be incorporated into the terms and conditions of the Agreement. In the event of any conflict between the interpretation of this Exhibit D and the interpretation of the Agreement (as it may be amended from time to time), the terms of the Agreement shall govern all aspects of the relationship between Connetics and AmerisourceBergen. Capitalized terms not defined in this Exhibit D shall have the meaning ascribed to them in the Agreement. “%” amounts set forth below represent the percentage of Connetics Products purchased by AmerisourceBergen during the applicable periods.
[ * ]
Exhibit to Distribution Services Agreement
*	Portions of this exhibit have been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit E
Continuing Guaranty and Indemnification Agreement
[ * ]
Exhibit to Distribution Services Agreement
*	Portions of this exhibit have been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.